As filed with the Securities and Exchange Commission on April 23, 2026.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Polyrizon Ltd.
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel	2834	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8 HaPnina Street Raanana, 4321545, Israel Tel: +972-9-3740120	Puglisi & Associates 850 Library Ave., Suite 204 Newark, DE 19711 Tel: (302) 738-6680
(Address, including zip code, and telephone number,	(Name, address, including zip code, and telephone
including area code, of registrant’s principal executive offices)	number, including area code, of agent for service)

Copies to:

David Huberman, Esq. Win Rutherfurd, Esq. Michael Soumas, Esq. Greenberg Traurig, P.A. One Azrieli Center Round Tower, 30th floor 132 Menachem Begin Rd Tel Aviv 6701101 Telephone: 312.364.1633	Shachar Hadar Meitar Law Offices 16 Abba Hillel Silver Rd. Ramat Gan 52506, Israel Tel: (+972) (3) 610-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards † provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION,	DATED APRIL 23, 2026

499,999 Ordinary Shares

Polyrizon Ltd.

This prospectus relates to the resale by the selling shareholder (“Selling Shareholder”) identified in this prospectus of up to 499,999 ordinary shares, with no par value (the “Ordinary Shares”), of Polyrizon Ltd., consisting of (i) up to 111,111 Ordinary Shares issuable upon the exercise of pre-funded warrants (the “PIPE Pre-Funded Warrants”) and (ii) up to 388,888 Ordinary Shares issuable upon the exercise of ordinary share warrants (the “Ordinary Share Warrants”, and together with the PIPE Pre-Funded Warrants, the “Warrants”), in each case issued in a private placement transaction in April 2026 (the “Private Placement”), as further described below under “Prospectus Summary — Recent Developments — Private Placement”.

The Selling Shareholder is identified in the table commencing on page 20. No Ordinary Shares are being registered hereunder for sale by us. We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholder. All net proceeds from the sale of the Ordinary Shares covered by this prospectus will go to the Selling Shareholder. We may receive cash proceeds equal to the total exercise price of Warrants that are exercised for cash of approximately $3.5 million, based on an exercise price of $9.00 per share in the case of the Ordinary Share Warrants and $0.00001 per share in the case of the PIPE Pre-Funded Warrants, in each case subject to adjustments. See “Use of Proceeds.” The Selling Shareholder may sell all or a portion of the Ordinary Shares from time to time in market transactions through any market on which our Ordinary Shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See “Plan of Distribution.”

Our Ordinary Shares are listed on The Nasdaq Capital Market, or Nasdaq, under the symbol “PLRZ”. The last reported sale price of our Ordinary Shares on Nasdaq on April 22, 2026, was $14.64 per share.

We are both an emerging growth company, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and a “foreign private issuer,” as defined under the U.S. federal securities laws and are subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 9 and in the documents incorporated by reference into this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission (or the SEC), nor any state or other foreign securities commission has approved nor disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2026.

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You should rely only on the information contained in this prospectus, including information incorporated by reference herein, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Shareholder have authorized anyone to provide you with any information other than that contained in, or incorporated by reference into, this prospectus. Neither we nor the Selling Shareholder are offering to sell the Ordinary Shares, nor are we seeking offers to buy the Ordinary Shares, in any jurisdictions where offers and sales are not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the Ordinary Shares.

For investors outside of the United States: Neither we nor the Selling Shareholder have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

The terms “shekel,” “Israeli shekel” and “NIS” refer to New Israeli Shekels, the lawful currency of the State of Israel, and the terms “dollar,” “U.S. dollar” or “$” refer to United States dollars, the lawful currency of the United States of America. All references to “shares” in this prospectus refer to Ordinary Shares of Polyrizon Ltd., no par value per share.

On May 27, 2025, we effected a reverse share split of our Ordinary Shares at the ratio of 1-for-250, such that each two hundred and fifty (250) Ordinary Shares were consolidated into one (1) Ordinary Share. On November 28, 2025, we effected a reverse share split of our Ordinary Shares at the ratio of 1-for-6, such that each six (6) Ordinary Shares were consolidated into one (1) Ordinary Share (collectively, the “Share Splits”).

TRADEMARKS

“Capture and Contain” and “Trap and Target” are trademarks of ours that we use in this prospectus or the information incorporated by reference herein. This prospectus and the information incorporated by reference herein also includes trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, our trademarks and tradenames referred to in this prospectus or the information incorporated by reference herein often appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights, or the right of the applicable licensor to our trademark and tradenames.

MARKET, INDUSTRY AND OTHER DATA

This prospectus, including the information incorporated by reference herein, contains estimates, projections and other information concerning our industry, our business, and the markets for our product candidates. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data and similar sources. None of the reports or studies cited in this prospectus or the information incorporated by reference herein were commissioned by the Company.

In addition, assumptions and estimates of our and our industry’s future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors” in this prospectus and the information incorporated by reference herein. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See “Special Note Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and related notes incorporated by reference into this prospectus and the other documents incorporated by reference into this prospectus, which are described under “Incorporation of Certain Information by Reference” before making an investment in our securities. Unless the context otherwise requires, references in this prospectus to the “company,” “Polyrizon,” “we,” “us,” “our” and other similar designations refer to Polyrizon Ltd.

Company Overview

We are a development stage biotech company specializing in the development of innovative medical device hydrogels delivered in the form of nasal sprays, which form a thin hydrogel-based shield containment barrier in the nasal cavity that can provide a barrier against viruses and allergens from contacting the nasal epithelial tissue. Our proprietary Capture and Contain TM, or C&C, hydrogel technology, comprised of a mixture of naturally occurring building blocks, is delivered in the form of nasal sprays, and potentially functions as a “biological mask” with a thin shield containment barrier in the nasal cavity. We are further developing certain aspects of our proprietary C&C hydrogel technology such as the bioadhesion and prolonged retention at the nasal deposition site for intranasal delivery of drugs. We refer to our separate platform technology that is focused on nasal delivery of active pharmaceutical ingredients, or APIs, as Trap and Target ™, or T&T.

Our Product Candidates

Our nasal hydrogels have been designed to serve as a non-invasive and fast-acting system. The hydrogels are formulated as an innovative mixture of mucoadhesive polymers (e.g., sodium alginate) which are Generally Recognized as Safe, or GRAS, by the Federal Drug Administration, or the FDA. Our mucoadhesive polymers derived from seaweed polysaccharides possess promising features as they are renewable, biodegradable, biocompatible, and environment friendly. The formulated hydrogel is sprayed into the nose to create a physical barrier with long-lasting adhesion to the mucosal membranes. Our polymers have an atomic mass much higher than the upper cell penetration limit, the polymers will simply lay on top of the cells and act as a physical barrier to viruses and allergens from contacting the nasal epithelial tissue, as opposed to penetrating the cells and causing a chemical reaction. Therefore, the C&C product candidates are not expected to be considered as drugs by the FDA but as medical devices.

Our leading technologies are C&C and T&T. The C&C provides a barrier against a wide range of allergen particulates and viruses.

PL-14 – Nasal Allergies Blocker (NASARIX™)

●	We announced the completion of the branding process for our PL-14 nasal allergy blocker, now branded NASARIX™.

●	We announced the successful production of a Good Manufacturing Practice (GMP) batch of clinical trial material (CTM) for NASARIX™.

●	We began a key usability (human factors) study for NASARIX™, which study is intended to align the product with FDA requirements on labeling, instructions for use, and overall user interaction – advancing its regulatory development pathway.

●	We expect our NASARIX™ product candidate to be regulated as a Class II medical device by the FDA under its 510(k) pathway.

●	Our NASARIX™ product candidate has recently achieved several preclinical and operational milestones, including positive allergen-blocking performance compared with a standard comparator, strong tolerability in human nasal tissue using the MucilAir™ model, completion of manufacturing scale-up for clinical trial material, and initiation of a human-factors/usability study in accordance with FDA guidance.

●	For our NASARIX™ product candidate, we will pursue the 510(k) pathway which requires a manufacturer to demonstrate substantial equivalence to an FDA-cleared device (i.e., predicate device) to a subject device (i.e., our product candidate). This process for clearing our device with the FDA entails performing a medical device analysis of the product candidates (e.g., NASARIX™ product candidate) description, operational principle, potential accessories and proposed intended use, for the purpose of identifying a predicate device that has already been cleared by the FDA. Through this review, we found three possible predicate devices for establishing substantial equivalence, Alzair, Nasalease and Bentrio. In addition, we recently completed a pre-submission meeting with the FDA to align on the planned regulatory and clinical development strategy for NASARIX™. There is no guarantee that NASARIX™ product candidate will advance in the FDA 510(k) process at the same rate as the aforementioned predicate devices or will reach commercialization.

●	The estimated timeline for obtaining 510(k) clearance for our NASARIX™ product candidate is based on the estimated time needed for the following activities: (i) GMP manufacturing of our clinical trial materials, which usually requires 9-12 months; (ii) Biocompatibility preclinical studies, which usually requires 3-6 months (although these studies may be performed concurrently with the GMP manufacturing mentioned above); (iii) Clinical trials, which usually requires 6-12 months; and (iv) FDA submission and clearance, which usually requires 3-12 months. Regarding FDA submission and clearance, generally 510(k) applicants can expect submission acceptance review decisions within 15 calendar days, substantive review decisions within 60 days, and final decisions within 90 days. In the case of our predicate devices for our NASARIX™ product candidate, Alzair, Nasalese and Bentrio, the FDA submission and clearance process took 86 and 140 days, respectively.

PL-16 – Influenza Blocker

●	In December 2025, we submitted a Pre-Request for Designation (Pre-RFD) to the FDA for our PL-16 product candidate, which initiates a formal regulatory discussion with the FDA to determine the most appropriate regulatory pathway based on PL-16’s formulation and physical barrier mechanism.

●	We expect our PL-16 product candidate, which provides a barrier against influenza from contacting the nasal epithelial tissue, to be regulated as a Class II medical device under a De Novo Classification request. For the clinical studies planned for PL-16 which will include human subjects, the Investigational Device Exemptions regulation describes three types of device studies: significant risk, nonsignificant risk, and exempt studies. During the second half of 2026, the company intends to schedule a pre-submission meeting with the FDA to determine the IDE regulation type of device studies for PL-16. Our proposed 12-month interval from the scheduled FDA pre-sub meeting to the planned IDE clinical trial initiation should provide ample time to fulfill the necessary tasks for the IDE filing, such as 1) reporting previous studies to support the IDE, 2) preparing IDE required design and manufacturing control documentation, 3) conducting bench and biocompatibility tests to support safety of the device prior to starting a human study, and 4) obtaining clinical protocol and ethics committee approvals as well as FDA IDE approval to start the clinical trial. Once IDE has been initiated, Polyrizon will comply with FDA Guidance “Changes or Modifications During the Conduct of a Clinical Investigation”, 2001.

●	For our PL-16 product candidate we initiated preclinical safety trials in the second quarter of 2025, and we intend to initiate feasibility clinical trials in the third quarter of 2027 and pivotal clinical trials in the third quarter of 2028. Following these trials, we plan to submit De Novo Classification requests for the product candidate.

●	Upon a review similar to the one performed for our NASARIX™ product candidate, we found that there were no potential predicate devices in the FDA’s database matching the proposed intended uses of our PL-16 product candidate. Because of this, we will pursue a De Novo Classification request for the product candidate. This pathway involves demonstrating that the product candidate provides a reasonable assurance of safety and effectiveness. During the second half of 2026 we intend to submit a Q-submission (Pre-submission) for the product candidate and request a pre-submission meeting with FDA’s CDRH to confirm the potential for this regulatory path.

●	The estimated timeline for marketing authorization via De Novo Classification grant for our PL-16 product candidate is based on taking similar steps as the steps described above for obtaining 510(k) clearance for our NASARIX™ product candidate. We estimate a longer period of time for the entire grant process for the product candidate due to possibly extended clinical trials requested by the FDA and also due to a longer review timeframe.

In the event the FDA does not agree with our regulatory assessments regarding the C&C product candidates 510(k) for our NASARIX™ product candidate, and Class II De Novo pathway for our PL-16 product candidate, the FDA may require us to go through a lengthier, more rigorous examination than we had expected (such as PMA, which is the FDA process of scientific and regulatory review to evaluate the safety and effectiveness of Class III medical devices). If we are required to pursue a PMA, the introduction of our product candidates into the market could be delayed.

Trap and Target ™ Product Candidates

In contrast to our C&C product candidates, the hydrogel in the T&T product candidates is formulated differently in order to provide for sustained release of the API. The content of the hydrogel (quantity and quality) in the T&T product candidates is formulated differently than the content of C&C product candidates, and therefore enable different functions: physical barrier for the C&C product candidates and API sustained release for the T&T product candidates. It is through these differences that we rationalize the different regulatory treatment of our C&C and T&T product candidates.

The T&T platform technology is designed to allow a long residence time and an intimate contact with the mucosal tissue for a targeted delivery of medicines. We expect that our T&T platform product candidates will be regulated as a combination-product consisting of a nasal sprayer and formulation consisting of a hydrogel and a generic API, which we intend to pursue under the FDA’s 505(b)(2) pathway. We initiated feasibility studies for our T&T platform product candidates with corticosteroids, benzodiazepines and naloxone, in the fourth quarter of 2024 that will go through the third quarter of 2026. Pre-clinical studies will follow and are expected to begin in the third quarter of 2026. Phase I clinical trials for the leading T&T technology product candidate are planned for the fourth quarter of 2028. In addition, we plan to start an initial testing to explore the potential of our SCI-160 platform when combined with the T&T technology, in the third quarter of 2026.

People

Our leadership team has a vast industry experience. Our management team has over 17 years (on average) of experience in life science companies. Our board of directors have vast experience in the life sciences industry as well as strong financial background. We believe that the holistic knowhow of our group will strongly contribute to a successful path from clinical development, regulatory approvals and commercialization of our product candidates. In addition, our management is supported by our Scientific Advisory Board which is an advisory panel of world-renowned academics and thought leaders with expertise in drug delivery systems, chemistry and pharmaceuticals.

Market Opportunities

We believe that our technologies have the potential to provide solutions to a broad range of unmet needs in the healthcare market. With our C&C technology, we aim to introduce solutions to address common medical and public health challenges, such as allergic rhinitis and nasal viral infections, including COVID-19. Looking towards the future, the COVID-19 pandemic highlighted the need for action at the global level to invest in technologies, tools and solutions that will help overcome the next world health crisis. We believe our technology can play an important role in aiding nations and global organizations to combat viral outbreaks. While people across the world have become accustomed to preventative measures such as vaccination, wearing masks, keeping social distance and maintaining proper hygiene, we believe that there is an obvious need for a broader arsenal of more technologically advanced tools to help protect people as they return to normal routine.

With our T&T technology, we aim to address challenges in the markets of: allergic and non-allergic rhinitis by local intranasal delivery of corticosteroids; for systemic delivery of central nervous system, or CNS, related drugs for the growing markets of combatting opioid overdose using intranasal naloxone, and benzodiazepines for seizure clusters.

We recently entered into a development agreement with Clearmind Medicine Inc., a clinical stage biopharmaceutical company focused on the discovery and development of novel neuroplastogen-derived therapeutics to solve major under-treated health problems. Under this agreement, we will develop a proprietary intranasal formulation of MEAI (5 methoxy 2 aminoindane), Clearmind’s proprietary, next-generation, non-hallucinogenic neuroplastogen drug candidate, intended for use in the treatment of addiction related and other CNS conditions.

Recent Developments

April 2026 Registered Direct Offering and Concurrent Private Placement

On April 7, 2026, we entered into a securities purchase agreement (the “Purchase Agreement”) with the investor who is named as the Selling Shareholder in this prospectus for the purchase and sale of 87,777 of our Ordinary Shares and 190,000 pre-funded warrants (“Pre-Funded Warrants”) to purchase up to 190,000 Ordinary Shares in a registered direct offering (the “Registered Direct Offering”). The Pre-Funded Warrants are exercisable upon issuance at an exercise price of $0.00001 per Ordinary Share, subject to adjustment as set forth therein, and will not expire until exercised in full. The Pre-Funded Warrants may be exercised on a cashless basis.

In a concurrent Private Placement (together with the Registered Direct Offering, the “Offerings”), we also issued to the same investor a total of 111,111 PIPE Pre-Funded Warrants to purchase up to 111,111 Ordinary Shares and 388,888 Ordinary Share Warrants to purchase up to 388,888 Ordinary Shares. The PIPE Pre-Funded Warrants are exercisable immediately (subject to registration) at an exercise price of $0.00001 per Ordinary Share, subject to adjustment as set forth therein, and will not expire until exercised in full. The PIPE Pre-Funded Warrants may be exercised on a cashless basis. The Ordinary Share Warrants are exercisable upon issuance at an exercise price of $9.00 per Ordinary Share and will expire 5 years from the issuance date.

A holder of the Pre-Funded Warrants and the PIPE Pre-Funded Warrants will not have the right to exercise any portion of its Pre-Funded Warrants or PIPE Pre-Funded Warrants if the holder (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates or any other person whose beneficial ownership of Ordinary Shares would be aggregated with the holder’s or any of the holder’s affiliates), would beneficially own Ordinary Shares in excess of 4.99% of the number of the Ordinary Shares outstanding immediately after giving effect to such exercise.

In connection with the Private Placement, we entered into a registration rights agreement with the Selling Shareholder on April 7, 2026 (the “Registration Rights Agreement”), pursuant to which we are required to file a registration statement covering the resale of the Ordinary Shares underlying the PIPE Pre-Funded Warrants and the Ordinary Share Warrants within 15 calendar days of the closing of the Private Placement.

On April 7, 2026, we also entered into a letter agreement (the “Placement Agent Agreement”) with Aegis Capital Corp. (“Aegis” or the “placement agent”), pursuant to which we engaged Aegis to act as our sole placement agent in connection with the Offerings. We paid the placement agent a cash placement fee equal to 8.0% of the gross proceeds received in the Offerings and $75,000 for reasonable legal fees and disbursements for the placement agent’s counsel.

The aggregate gross proceeds to us from the Offerings were approximately $3.5 million, before deducting fees to the placement agent and other expenses payable by us in connection with the Offerings.

The foregoing summaries of the terms and conditions of each of the Purchase Agreement, the PIPE Pre-Funded Warrant, the Ordinary Share Warrant, the Placement Agent Agreement and the Registration Rights Agreement are subject to, and qualified in their entirety by reference to the full text of such agreement, copies of which are on file with the SEC on our Report on Form 6-K, as filed with the SEC on April 8, 2026.

Corporate Information

We are an Israeli corporation, incorporated in January 2005. Our principal executive offices are located at 8 HaPnina Street, Raanana, 4321545, Israel. Our telephone number is +972-9-3740120. Our website address is www.polyrizon-biotech.com. The information contained on our website and available through our website is not incorporated by reference into and should not be considered a part of this prospectus, and the reference to our website in this prospectus is an inactive textual reference only.

Implications of Being an “Emerging Growth Company” and a Foreign Private Issuer

Emerging Growth Company

As a company with less than $1.235 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. In particular, as an emerging growth company, we:

●	may present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in our initial registration statement;

●	are not required to provide a detailed narrative disclosure discussing our compensation principles, objectives and elements and analyzing how those elements fit with our principles and objectives, which is commonly referred to as “compensation discussion and analysis”;

●	are not required to obtain a non-binding advisory vote from our shareholders on executive compensation or golden parachute arrangements (commonly referred to as the “say-on-pay,” “say-on frequency” and “say-on-golden-parachute” votes);

●	will not be required to conduct an evaluation of our internal control over financial reporting;

●	are exempt from certain executive compensation disclosure provisions requiring a pay-for-performance graph and chief executive officer pay ratio disclosure; and

●	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earlier to occur of: (1) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (2) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (3) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission, or the SEC; or (4) the last day of the fiscal year following the fifth anniversary of our initial public offering (i.e., December 31, 2029). We may choose to take advantage of some but not all of these reduced burdens, and therefore the information that we provide holders of our Ordinary Shares may be different than the information you might receive from other public companies in which you hold equity. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards applicable to public companies. We have elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult. In addition, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

Foreign Private Issuer

We report under the Securities Exchange Act of 1934, as amended, or the Exchange Act, as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we continue to qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act; and

●	the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial statements and other specified information, and current reports on Form 8-K upon the occurrence of specified significant events.

Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, requires directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information, which would be made available to you, were you investing in a U.S. domestic issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE OFFERING

Ordinary Shares currently issued and outstanding	1,871,848 Ordinary Shares.

Ordinary Shares offered by the Selling Shareholder	Up to 499,999 Ordinary Shares consisting of (i) up to 111,111 Ordinary Shares issuable upon the exercise of the PIPE Pre-Funded Warrants and (ii) up to 388,888 Ordinary Shares issuable upon the exercise of the Ordinary Share Warrants.

Ordinary shares to be outstanding assuming exercise of the Warrants	2,371,847 Ordinary Shares.

Use of proceeds	We will not receive any proceeds from the sale of the Ordinary Shares issuable upon the exercise of the Warrants held by the Selling Shareholder being registered in the registration statement of which this prospectus is a part. However, we may receive the proceeds from the exercise of the Warrants if the Selling Shareholder does not exercise on a cashless basis, if and when exercised. See the section of this prospectus titled “Use of Proceeds.”

Nasdaq Capital Market symbol	PLRZ.

Risk Factors	You should read the “Risk Factors” section starting on page 9 of this prospectus, and “Item 3. - Key Information – D. Risk Factors” in our Annual Report on Form 20-F for the year ended December 31, 2025, or the 2025 Annual Report, incorporated by reference herein, and other information included or incorporated by reference in this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

Unless otherwise stated, all information in this prospectus is based on 1,871,848 Ordinary Shares outstanding as of April 22, 2026, and does not include the following as of that date:

●	958 Ordinary Shares issuable upon the exercise of warrants, with a weighted average exercise price of $6,570, subject to adjustment as set forth in each such warrant.

●	164 Ordinary Shares issuable upon the exercise of options issued to directors, employees and consultants under our equity incentive plan, or the 2021 Equity Incentive Plan, outstanding as of such date, with exercise prices ranging from $26.1 to $1,700.30 per share, of which options to purchase 164 Ordinary Shares were vested as of such date.

●	69,508 Ordinary Shares issuable upon the issuance of restricted share units, or RSUs; and

●	88,489 Ordinary Shares reserved for future issuance under our 2021 Equity Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise of the Pre-Funded Warrants, PIPE Pre-Funded Warrants and Ordinary Share Warrants; and

●	the Share Splits.

See “Description of Share Capital” for additional information.

SUMMARY FINANCIAL DATA

The following table summarizes our financial data. We have derived the following statements of comprehensive loss data for the years ended December 31, 2025 and 2024 and the balance sheet data as of December 31, 2025, from our audited financial statements as of December 31, 2025, that are incorporated by reference into this prospectus. Such financial statements have been prepared in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read in conjunction with our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus.

	For the Years Ended December 31,
(U.S. dollars in thousands except share and per share data)	2025	2024
Statement of Comprehensive Loss:
Research and development expenses, net	$2,133	534
General and administrative expenses	4,116	768
Operating loss	6,249	1,302
Financing expense (income), net	(2,914)	243
Net loss and comprehensive loss	3,335	1,545
Basic and diluted net loss per share	$4.90	805.2
Weighted average number of shares outstanding used in computing basic and diluted net loss per share	680,380	1,994

	As of December 31, 2025
(U.S. dollars in thousands)	Actual	Pro Forma(1)
Balance Sheet:
Cash and cash equivalents	$1,306	$4,299
Short term deposit	$10,184	$10,184
Investment in shares	$783	$783
Investment in warrants	$191	$191
Other current assets	$396	$396
Total current assets	$12,860	$15,853

Property and equipment, net	$12	$12
Intangible asset, net	$2,547	$2,547
Long term deposit	$6,018	$6,018
Total assets	$21,437	$24,430

Employees and payroll-related liabilities	$149	$149
Other payables and accrued expenses	$294	$294
Total current liabilities	$443	$443

Ordinary shares	$-	$-
Additional paid-in capital	$29,395	$32,388
Accumulated deficit	$(8,401)	$(8,401)
Total shareholders’ equity	$20,994	$23,987

Total liabilities and shareholders’ equity	$21,437	$24,430

(1)	Pro Forma data gives effect to (i) the issuance and sale of (A) 87,777 Ordinary Shares at an offering price of $9.00 per Ordinary Share and 190,000 Pre-Funded Warrants at an offering price of $8.99999 per warrant, each in the Registered Direct Offering, and (B) 111,111 PIPE Pre-Funded Warrants and 388,888 Ordinary Share Warrants, each in the Private Placement, after deducting placement agent fees and offering expenses payable by us resulting in net proceeds of approximately $3.0 million and (ii) the exercise of 89,000 Pre-Funded Warrants, as if such events had occurred on December 31, 2025.

RISK FACTORS

You should carefully consider the risks described below and the risks described in our 2025 Annual Report, which are incorporated by reference herein, as well as the financial or other information included in this prospectus or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes, before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

The sale of a substantial amount of our ordinary shares, including resale of the ordinary shares issuable upon the exercise of the warrants held by the selling shareholder in the public market could adversely affect the prevailing market price of our ordinary shares.

We are registering for resale an aggregate of 499,999 Ordinary Shares consisting of the Ordinary Shares issuable upon the exercise of Warrants held by the Selling Shareholder. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our Ordinary Shares, and the market value of our other securities. We cannot predict if and when the Selling Shareholder may sell such shares in the public markets. Furthermore, in the future, we may issue additional Ordinary Shares or other equity or debt securities convertible into Ordinary Shares. Any such issuance could result in substantial dilution to our existing shareholders and could cause our share price to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and elsewhere, including in our 2025 Annual Report incorporated by reference herein, and other information included or incorporated by reference in this prospectus, contains forward-looking statements concerning our business, operations and financial performance and condition, as well as our plans, objectives and expectations for our business operations and financial performance and condition. Any statements contained herein that are not statements of historical facts may be deemed to be forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “predict,” “potential,” “positioned,” “seek,” “should,” “target,” “will,” “would,” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the ability of our clinical trials to demonstrate safety and efficacy of our future product candidates, and other positive results;

●	the timing and focus of our future preclinical studies and clinical trials, and the reporting of data from those studies and trials;

●	the size of the market opportunity for our future product candidates, including our estimates of the number of patients who suffer from the diseases we are targeting;

●	the success of competing therapies that are or may become available;

●	the beneficial characteristics, safety, efficacy and therapeutic effects of our future product candidates;

●	our ability to obtain and maintain regulatory approval of our future product candidates;

●	our plans relating to the further development of our future product candidates, including additional disease states or indications we may pursue;

●	existing regulations and regulatory developments in the United States and other jurisdictions;

●	our plans and ability to obtain or protect intellectual property rights, including extensions of patent terms where available and our ability to avoid infringing the intellectual property rights of others;

●	the need to hire additional personnel and our ability to attract and retain such personnel;

●	our estimates regarding expenses, future revenue, capital requirements and needs for additional financing;

●	our dependence on third parties;

●	our financial performance;

●	the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements;

●	our ability to generate revenue and profit margin under our anticipated contracts which is subject to certain risks;

●	difficulties in our and our partners’ ability to recruit and retain qualified physicians and other healthcare professionals, and enforce our non-compete agreements with our physicians;

●	our ability to restructure our operations to comply with future changes in government regulation;

●	security, political and economic instability in the Middle East that could harm our business, including due to the current security situation in Israel; and

●	those factors referred to in our 2025 Annual Report incorporated by reference herein in “Item 3. Key Information – D. Risk Factors,” “Item 4. Information on the Company,” and “Item 5. Operating and Financial Review and Prospects,” as well as in our 2025 Annual Report generally, which is incorporated by reference into this prospectus.

Forward-looking statements are based on our management’s current expectations, estimates, forecasts and projections about our business and the industry in which we operate and our management’s beliefs and assumptions, and are not guarantees of future performance or development and involve known and unknown risks, uncertainties and other factors that are in some cases beyond our control. As a result, any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. Important factors that may cause actual results to differ materially from current expectations include, among other things, those listed under “Risk Factors” and elsewhere in this prospectus. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements.

The forward-looking statements included in this prospectus speak only as of the date of this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that future results, levels of activity, performance and events and circumstances reflected in the forward-looking statements will be achieved or will occur. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where You Can Find More Information.”

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Ordinary Shares being offered for sale by the Selling Shareholder. Upon the exercise of the PIPE Pre-Funded Warrants and Ordinary Share Warrants by payment of cash, we will receive the applicable exercise price of the PIPE Pre-Funded Warrants and the Ordinary Share Warrants. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares issuable upon the exercise of the PIPE Pre-Funded Warrants and the Ordinary Share Warrants. Brokerage fees, commissions and similar expenses, if any, attributable to the sale of shares offered hereby will be borne by the Selling Shareholder.

There is no assurance the PIPE Pre-Funded Warrants and the Ordinary Share Warrants will be exercised for cash. We intend to use such proceeds, if any, together with our existing cash, for general corporate purposes and working capital.

DIVIDEND POLICY

We have never declared or paid any cash dividends to our shareholders of our Ordinary Shares, and we do not anticipate or intend to pay cash dividends in the foreseeable future. Payment of cash dividends, if any, in the future will be at the discretion of our board of directors in compliance with applicable legal requirements and will depend on a number of factors, including future earnings, our financial condition, operating results, contractual restrictions, capital requirements, business prospects, our strategic goals and plans to expand our business, applicable law and other factors that our board of directors may deem relevant.

The Israeli Companies Law, 5759-1999, or the Companies Law, imposes further restrictions on our ability to declare and pay dividends.

Payment of dividends may be subject to Israeli withholding taxes. See “Taxation—Israeli Tax Considerations and Government Programs” in the 2025 Annual Report for additional information.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of December 31, 2025:

●	on an actual basis.

●	on a pro forma basis, to give effect to (i) the issuance and sale of (A) 87,777 Ordinary Shares at an offering price of $9.00 per Ordinary Share and 190,000 Pre-Funded Warrants at an offering price of $8.99999 per warrant, each in the Registered Direct Offering, and (B) 111,111 PIPE Pre-Funded Warrants and 388,888 Ordinary Share Warrants, each in the Private Placement, after deducting placement agent fees and offering expenses payable by us resulting in net proceeds of approximately $3.0 million and (ii) the exercise of 89,000 Pre-Funded Warrants, as if the sale had occurred on December 31, 2025

The following table should be read in conjunction our financial statements and related notes that are incorporated by reference into this prospectus and the other financial information included or incorporated by reference into this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of December 31, 2025
U.S. dollars in thousands	Actual (Audited)	Pro Forma (Unaudited)

Shareholders’ equity:
Ordinary shares, no par value per share; 2,000,000,000 shares authorized, 1,608,266 shares issued and outstanding, actual; 2,000,000,000 shares authorized and 1,785,043 shares issued and outstanding, pro forma as adjusted;	$-	-
Additional paid-in capital	$29,395	32,388
Accumulated deficit	$(8,401)	(8,401)
Total shareholders’ equity	$20,994	23,987
Total capitalization	$18,447	21,430

Unless otherwise indicated, the number of Ordinary Shares outstanding prior to and after the Offerings is based on 1,608,266 Ordinary Shares outstanding as of December 31, 2025. The number of Ordinary Shares referred to above to be outstanding after the Offerings and, unless otherwise indicated, the other information in this prospectus, excludes as of such date:

●	958 Ordinary Shares issuable upon the exercise of warrants, with a weighted average exercise price of $6,570, subject to adjustment as set forth in each such warrant;

●	164 Ordinary Shares issuable upon the exercise of options issued to directors, employees and consultants under our 2021 Equity Incentive Plan outstanding as of such date, with exercise prices ranging from $26.10 to $1,700.30 per share, of which options to purchase 164 Ordinary Shares were vested as of such date;

●	83,426 Ordinary Shares issuable upon the issuance of RSUs;

●	88,489 Ordinary Shares reserved for future issuance under our 2021 Equity Incentive Plan;

●	87,777 Ordinary Shares issued in the Registered Direct Offering;

●	190,000 Ordinary Shares issuable upon the exercise of Pre-Funded Warrants issued in the Registered Direct Offering, subject to adjustments, out of which 89,000 Pre-Funded Warrants were exercised into 89,000 ordinary shares;

●	111,111 Ordinary Shares issuable upon the exercise of PIPE Pre-Funded Warrants issued in the Private Placement, subject to adjustments; and

●	388,888 Ordinary Shares issuable upon the exercise of Ordinary Share Warrants issued in the Private Placement, subject to adjustments.

DESCRIPTION OF SHARE CAPITAL

The following descriptions of our share capital and provisions of our articles of association are summaries and do not purport to be complete. A form of our amended and restated articles of association is filed with the SEC as an exhibit to our registration statement, of which this prospectus forms a part.

General

Our registered share capital consists of 2,000,000,000 ordinary shares, with no par value. All of our outstanding Ordinary Shares have been validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and are not subject to any preemptive rights. All Ordinary Shares have identical voting and other rights in all respects.

On May 27, 2025, we effected a reverse share split of our Ordinary Shares at the ratio of 1-for-250, such that each two hundred and fifty (250) Ordinary Shares were consolidated into one (1) Ordinary Share. On November 28, 2025, we effected a reverse share split of our Ordinary Shares at the ratio of 1-for-6, such that each six (6) Ordinary Shares were consolidated into one (1) Ordinary Share.

Preemptive rights

Our Ordinary Shares are not redeemable and are not subject to any preemptive rights. All Ordinary Shares have identical voting and other rights in all respects.

Transfer of shares

Our fully paid Ordinary Shares are issued in registered form and may be freely transferred under our Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by our Articles or the laws of the State of Israel, except for ownership by nationals of certain countries that are, or have been, in a state of war with Israel.

The Nasdaq Capital Market

Our Ordinary Shares are listed on the Nasdaq Capital Market under the symbol “PLRZ”.

Purposes and Objects of the Company

Our purpose as set forth in our Articles is to engage in any lawful activity.

Registration Number

Our registration number with the Israeli Registrar of Companies is 513637025.

The Powers of the Directors

Our Board of Directors shall direct our policy and shall supervise the performance of our Chief Executive Officer and his actions. Our Board of Directors may exercise all powers that are not required under the Companies Law or under our Articles to be exercised or taken by our shareholders.

Rights Attached to Shares

Our Ordinary Shares shall confer upon the holders thereof:

●	equal right to attend and to vote at all of our general meetings, whether regular or special, with each Ordinary Share entitling the holder thereof, which attend the meeting and participate at the voting, either in person or by a proxy or by a written ballot, to one vote;

●	equal right to participate in distribution of dividends, if any, whether payable in cash or in bonus shares, in distribution of assets or in any other distribution, on a per share pro rata basis; and

●	equal right to participate, upon our dissolution, in the distribution of our assets legally available for distribution, on a per share pro rata basis.

Election of Directors

Pursuant to our Articles, our directors are divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors (other than the external directors, to the extent applicable). At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors is for a term of office that expires on the third annual general meeting following such election or re-election, such that at each annual general meeting the term of office of only one class of directors expires. Each director will hold office until the annual general meeting of our shareholders in which his or her term expires, unless they are removed by a vote of 70% of the total voting power of our shareholders at a general meeting of our shareholders (and provided such majority constitutes more than 50% of the Company’s then issued and outstanding share capital) or upon the occurrence of certain events, in accordance with the Companies Law and our Articles. External directors, if applicable, are elected for an initial term of three years, may be elected for additional terms of three years each under certain circumstances, and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s Articles provide otherwise. Our Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited consolidated financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval; as a company listed on an exchange outside of Israel, however, court approval is not required if the proposed distribution is in the form of an equity repurchase, provided that we notify our creditors of the proposed equity repurchase and allow such creditors an opportunity to initiate a court proceeding to review the repurchase. If within 30 days such creditors do not file an objection, then we may proceed with the repurchase without obtaining court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of certain countries that are, or have been, in a state of war with Israel.

Shareholders Meetings

Under the Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year, at such time and place which shall be determined by our Board of Directors, that must be no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special general meetings. Our Board of Directors may call special meetings whenever it sees fit and upon the request (i) any two of our directors or such number of directors equal to ¼ of the directors then at office (ii) or at the request of one or more holders of 10% or more of our share capital and 1% of our voting power, or (ii) as a company listed on an exchange in the U.S., one or more shareholders holding, in the aggregate, either (a) 10% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 10% or more of our outstanding voting power. Under the Companies Law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Notwithstanding the foregoing, as a company listed on an exchange outside of Israel, a matter relating to the appointment or removal of a director may only be requested by one or more shareholders holding at least 5% of the voting rights at the general meeting of the shareholders.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and twenty-one days prior to the date of the meeting. Resolutions regarding the following matters must be passed at a general meeting of our shareholders:

●	amendments to our Articles;

●	the exercise of our Board of Director’s powers by a general meeting if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management;

●	appointment or termination of our auditors;

●	appointment of directors, including external directors;

●	approval of acts and transactions requiring general meeting approval pursuant to the provisions of the Companies Law (mainly certain related party transactions) and any other applicable law;

●	increases or reductions of our authorized share capital;

●	a merger (as such term is defined in the Companies Law); and

●	a dissolution of the company by its shareholders (as such term is defined in the Company’s Law).

Notices

The Companies Law and our Articles require that a notice of any annual or special shareholders meeting be published in at least two widely circulated newspapers, in addition to the company’s internet website, at least 21 days prior to the meeting, and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, approval of the company’s general manager to serve as the chairman of the board of directors or an approval of a merger, notice must be provided at least 35 days prior to the meeting.

Quorum

As permitted under the Companies Law, the quorum required for our general meetings consists of at least two shareholders present in person, by proxy, written ballot or voting by means of electronic voting system, who hold or represent between them at least 25% of the total outstanding voting rights. If within half an hour of the time set forth for the general meeting a quorum is not present, the general meeting shall stand adjourned on the same day of the following week, at the same hour and in the same place, or to such other date, time and place as prescribed in the notice to the shareholders and in such adjourned meeting, if no quorum is present within half an hour of the time arranged, any number of shareholders participating in the meeting, shall constitute a quorum.

If a special general meeting was summoned following the request of a shareholder, and within half an hour a legal quorum shall not have been formed, the meeting shall be canceled.

Adoption of Resolutions

Our Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required under the Companies Law or our Articles. A shareholder may vote in a general meeting in person, by proxy, by a written ballot.

Changing Rights Attached to Shares

Unless otherwise provided by the terms of the shares and subject to any applicable law, any modification of rights attached to any class of shares must be adopted by a resolution of the general meeting of the holders of all shares as one class, without any required separate resolution of any class of shares.

The enlargement of an existing class of shares or the issuance of additional shares thereof, shall not be deemed to modify the rights attached to the previously issued shares of such class or of any other class, unless otherwise provided by the terms of the shares.

Limitations on the Right to Own Securities in Our Company

There are no limitations on the right to own our securities.

Acquisitions under Israeli Law

Full tender offer

A person wishing to acquire shares of an Israeli public company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the relevant class for the purchase of all of the issued and outstanding shares of that class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether such shareholder accepted the tender offer or not, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above. If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special tender offer

The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of at least 25% of the voting rights in the company. Alternatively, such an acquisition may be approved pursuant to a private placement approved by the company’s shareholders with the purpose of approving the acquisition of 25% or more, or 45% or more of the company’s voting rights. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company, subject to certain exceptions.

In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. In addition, the board of directors must disclose any personal interest each member of the board of directors has in the offer or stems therefrom.

A special tender offer must be extended to all shareholders of a company but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser and its controlling shareholder, holders of 25% or more of the voting rights in the company or any person having a personal interest in the acceptance of the tender offer or any other person acting on their behalf, including relatives and entities under such person’s control). If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares, and, in the case of the target company, a majority vote of each class of its shares voted on the proposed merger at a shareholders meeting. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors has determined that such a concern exists, it may not approve a proposed merger.

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the votes of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person (or group of persons acting in concert) who holds (or hold, as the case may be) 25% or more of the voting rights or the right to appoint 25% or more of the directors of the other party, vote against the merger. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders.

If the transaction would have been approved by the shareholders of a merging company but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Exclusive Forum

Our Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions, and accordingly, both state and federal courts have jurisdiction to entertain such claims. While the federal forum provision in our Articles does not restrict the ability of our shareholders to bring claims under the Securities Act, we recognize that it may limit shareholders’ ability to bring a claim in the judicial forum that they find favorable and may increase certain litigation costs, which may discourage the filing of claims under the Securities Act against the Company, its directors and officers. However, the enforceability of similar forum provisions (including exclusive federal forum provisions for actions, suits or proceedings asserting a cause of action arising under the Securities Act) in other companies’ organizational documents has been challenged in legal proceedings, and there is uncertainty as to whether courts would enforce the exclusive forum provisions in our Articles. Any person or entity purchasing or otherwise acquiring any interest in our share capital shall be deemed to have notice of and to have consented to the choice of forum provision of our Articles described above. It is clarified that the federal district courts of the United States of America shall be the exclusive forum for suits brought to enforce a duty or liability created by the Exchange Act or the rules and regulations thereunder.

Our Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 5728-1968.

Changes in Our Capital

The general meeting may, by a simple majority vote of the shareholders attending the general meeting:

●	increase our registered share capital by the creation of new shares from the existing class or a new class, as determined by the general meeting;

●	cancel any registered share capital which have not been taken or agreed to be taken by any person;

●	consolidate and divide all or any of our share capital into shares of larger nominal value than our existing shares;

●	subdivide our existing shares or any of them, our share capital or any of it, into shares of smaller nominal value than is fixed; and

●	reduce our share capital and any fund reserved for capital redemption in any manner, and with and subject to any incident authorized, and consent required, by the Companies Law.

Transfer agent and registrar

Our transfer agent and registrar is Vstock Transfer LLC (“Vstock”). Vstock’s address is 18 Lafayette Place, Woodmere, New York 11598 and its telephone number is (212) 828-8436.

SELLING SHAREHOLDER

This prospectus covers the offering for resale of up to 499,999 Ordinary Shares by the Selling Shareholder consisting of the Ordinary Shares issuable upon the exercise of the Warrants. This prospectus and any prospectus supplement will only permit the Selling Shareholder to sell the number of Ordinary Shares identified in the column “Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus.” The Ordinary Shares issued to the Selling Shareholder are “restricted” securities under applicable U.S. federal and state securities laws and are being registered to provide the Selling Shareholder the opportunity to sell those Ordinary Shares.

The following table sets forth the name of the Selling Shareholder who is offering the Ordinary Shares for resale by this prospectus, the number and percentage of Ordinary Shares beneficially owned by the Selling Shareholder, the maximum number of Ordinary Shares that may be offered for resale by this prospectus and the number of Ordinary Shares the Selling Shareholder will own after the offering, assuming the Selling Shareholder sells the maximum number of Ordinary Shares to be sold by it pursuant to this prospectus. The information appearing in the table below is based on information provided by or on behalf of the Selling Shareholder. We will not receive any proceeds from the resale of the Ordinary Shares by the Selling Shareholder. The Selling Shareholder may sell all, some or none of their shares in this offering. See “Plan of Distribution” in this prospectus for additional information.

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to Offering		Maximum Number of Ordinary Shares to be Sold Pursuant to this Prospectus		Ordinary Shares Owned Immediately After Sale of Maximum Number of Shares in this Offering	Percentage of Ordinary Shares Owned After the Offering
Armistice Capital, LLC (1)	499,999	(2)	499,999	(2)	--	--%

(1)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Shareholder from exercising that portion of the Warrants that would result in the Selling Shareholder and its affiliates owning, after exercise, a number of Ordinary Shares in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.

(2)	Consists of (i) up to 111,111 Ordinary Shares issuable upon the exercise of PIPE Pre-Funded Warrants and (ii) up to 388,888 Ordinary Shares issuable upon the exercise of Ordinary Share Warrants in connection with the Private Placement.

PLAN OF DISTRIBUTION

We are registering the Ordinary Shares issuable upon exercise of the Warrants to permit the resale of these Ordinary Shares by the Selling Shareholder from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Shareholder of the Ordinary Shares. We will bear all fees and expenses incident to our obligation to register the Ordinary Shares issuable upon exercise of the Warrants.

The Selling Shareholder may sell all or a portion of the Ordinary Shares issuable upon exercise of the Warrants beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales;

●	sales pursuant to Rule 144;

●	broker-dealers may agree with the Selling Shareholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

If the Selling Shareholder effects such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholder or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the Ordinary Shares or otherwise, the Selling Shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Ordinary Shares in the course of hedging in positions they assume. The Selling Shareholder may also sell Ordinary Shares short and Ordinary Shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Shareholder may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

The Selling Shareholder may pledge or grant a security interest in some or all of the Warrants or Ordinary Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The Selling Shareholder also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholder and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholder will sell any or all of the Ordinary Shares registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Shareholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares, estimated to be $40,791 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

EXPENSES

Set forth below is an itemization of the total expenses, excluding underwriting discounts, expected to be incurred in connection with the offer and sale of the securities offered by us and the Selling Shareholder. With the exception of the SEC registration fee, all amounts are estimates:

SEC registration fee	$791
Legal fees and expenses	$25,000
Accounting fees and expenses	$10,000
Miscellaneous	$5,000
Total	$40,791

LEGAL MATTERS

The validity of the issuance of our Ordinary Shares offered in this prospectus and certain other matters of Israeli law will be passed upon for us by Meitar | Law Offices. Certain matters of U.S. federal law will be passed upon for us by Greenberg Traurig, P.A., Tel Aviv, Israel.

EXPERTS

The financial statements of Polyrizon Ltd. as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus, have been audited by Brightman Almagor Zohar & Co., a firm in the Deloitte global network, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given the firm’s authority as experts in accounting and auditing.

ENFORCEMENT OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, most of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside of the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Meitar | Law Offices, that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;

●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and

●	the judgment is executory in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);

●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;

●	the judgment was obtained by fraud;

●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;

●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;

●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or

●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non- Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file annual and special reports and other information with the SEC (File Number 001-42375). These filings contain important information which does not appear in this prospectus. The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed with the SEC. We are incorporating by reference in this prospectus the documents listed below:

●	our Annual Report on Form 20-F for the fiscal year ended on December 31, 2025, filed with the SEC on March 25, 2026, as amended by our Annual Report on Form 20-F/A for the fiscal year ended on December 31, 2025, filed with the SEC on March 27, 2026;

●	our Report on Form 6-K filed with the SEC on April 8, 2026 (to the extent expressly incorporated by reference into our effective registration statements filed by us under the Securities Act); and

●	the description of the ordinary shares contained under the heading “Item 1. Description of Registrant’s Securities to be Registered” in our registration statement on Form 8-A, as filed with the SEC on October 21, 2024, including any subsequent amendment or any report filed for the purpose of updating such description.

The information relating to us contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference in this prospectus.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies between the documents and this prospectus, you should rely on the statements made in the most recent document. All information appearing in this prospectus is qualified in its entirety by the information and financial statements, including the notes thereto, contained in the documents incorporated by reference herein.

We will provide each person, including any beneficial owner to whom a prospectus is delivered, without charge, upon a written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents. Please direct your written or telephone requests to Polyrizon Ltd., 8 HaPnina Street, Raanana, 4321545, Israel, Attn: Tomer Izraeli, telephone number +972-9-3740120. You may also obtain information about us by visiting our website at www.polyrizon-biotech.com. Information contained in our website is not part of this prospectus

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this offering of our securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

Our SEC filings are available to the public at the SEC’s website http://www.sec.gov. We are subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements are filing reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements. Section 8103 of the National Defense Authorization Act for Fiscal Year 2026, named the “Holding Foreign Insiders Accountable Act”, which was signed into law on December 18, 2025, requires directors and officers of foreign private issuers to make insider reports under Section 16(a) of the Exchange Act, effective March 18, 2026. Our directors, officers and principal shareholders continue to remain exempt from the short-swing profit recovery provisions contained in Section 16(b) of the Exchange Act. In addition, we will not be required under the Exchange Act to file reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will submit to the SEC, on Form 6-K, unaudited quarterly financial information.

We maintain a corporate website at www.polyrizon-biotech.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. We will post on our website any materials required to be so posted on such website under applicable corporate or securities laws and regulations, including, posting any XBRL interactive financial data required to be filed with the SEC and any notices of general meetings of our shareholders.

499,999 Ordinary Shares

Polyrizon Ltd.

PRELIMINARY PROSPECTUS

                , 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors, Officers and Employees.

Indemnification

The Israeli Companies Law, 5759-1999, or the Companies Law, and the Israeli Securities Law, 5728-1968, or the Securities Law, provide that a company may indemnify an office holder against the following liabilities and expenses incurred for acts performed by him or her as an office holder, either pursuant to an undertaking made in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

●	a financial liability imposed on him or her in favor of another person by any judgment concerning an act performed in his or her capacity as an office holder, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned events and amount or criteria;

●	reasonable litigation expenses, including legal fees, incurred by the office holder (a) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (b) in connection with a monetary sanction;

●	reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court (i) in proceedings instituted against him or her by the company, on its behalf or by a third party, or (ii) in connection with criminal proceedings in which the office holder was acquitted, or (iii) as a result of a conviction for a crime that does not require proof of criminal intent; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

●	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of the duty of care to the company or to a third party, including a breach arising out of the negligent conduct of the office holder;

●	a financial liability imposed on the office holder in favor of a third party;

●	a financial liability imposed on the office holder in favor of a third party harmed by a breach in an administrative proceeding; and

●	expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

●	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

●	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

●	an act or omission committed with intent to derive illegal personal benefit; or

●	a fine, monetary sanction or forfeit levied against the office holder.

Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care but only if a provision authorizing such exculpation is included in its articles of association. Under the Israeli Companies Law, exculpation, indemnification and insurance of office holders must be approved by the compensation committee, the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee, if the engagement terms are determined in accordance with the company’s compensation policy and that policy was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets or obligations.

Our Articles allow us to exculpate, indemnify and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.

We have entered into agreements with each of our directors and executive officers exculpating them in advance from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them. This exculpation and indemnification is limited both in terms of amount and coverage and it covers certain amounts regarding administrative proceedings insurable or indemnifiable under the Companies Law and our Articles.

In the opinion of the SEC, however, indemnification of directors and office holders for liabilities arising under the Securities Act, is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

Item 7. Recent Sales of Unregistered Securities.

Set forth below are the sales of all securities by the Company since January 1, 2024, which were not registered under the Securities Act. The Company believes that each of such issuances was exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act, Rule 701 and/or Regulation S under the Securities Act.

On May 12, 2024, we entered into a securities purchase agreement with an existing shareholder, pursuant to which we issued an aggregate of 61,754 Ordinary Shares for gross proceeds of $70,000.

On August 13, 2024, we entered into an exclusive patent license agreement with SciSparc Ltd., or the SciSparc License Agreement, pursuant to which we initially issued to SciSparc 320,000 Ordinary Shares. After closing of the IPO, we issued to SciSparc pre-funded warrants to purchase 364,931 Ordinary Shares and warrants to purchase 2,054,793 Ordinary Shares upon the same terms as the warrants issued in the IPO.

On March 31, 2025, we entered into a definitive securities purchase agreement with institutional investors for the purchase and sale in a private placement of approximately $17.0 million of ordinary units, or the Ordinary Units, and pre-funded units, the Pre-Funded Units, at purchase price of $720 per Ordinary Unit and $719.985 per Pre-Funded Unit, respectively. Each Ordinary Unit consists of (i) one ordinary share and (ii) one series A ordinary warrant to purchase one ordinary share, or the Series A Warrants. Each Pre-Funded Unit consists of (i) one pre-funded warrant to purchase one ordinary share and (ii) one Series A Warrant. In the private placement, we issued 2,245,834 Ordinary Units and 33,170,833 Pre-Funded Units. The initial exercise price of each Series A Warrant is $1,800 per share or pursuant to an alternative cashless exercise option. The Series A Warrants are exercisable following shareholder approval and have a term of 30 months. The number of securities issuable under the Series A Warrant is subject to adjustment as described in more detail in the Series A Warrant. On March 31, 2025, we also entered into an exchange agreement, or the Exchange Agreement with certain holders, or the Holders, of warrants to purchase ordinary shares previously issued by us in October 2024. Under the Exchange Agreement, the Holders agreed to exchange with us such existing warrants for warrants to purchase up to 3,926,304 ordinary shares, or the Exchange Warrants, which are substantially in the form of the Series A Warrants. The initial exercise price of each Exchange Warrant is $1,800 per share or pursuant to an alternative cashless exercise option. The Exchange Warrants are exercisable following shareholder approval and have a term of 30 months. The number of securities issuable under the Exchange Warrant is subject to adjustment as described in more detail in the Exchange Warrant. As of March 24, 2026, all warrants and pre-funded warrants issued in the March 2025 private placement had been exercised by the applicable holders based on a cashless exercise, resulting in the issuance of 993,923 Ordinary Shares.

On December 5, 2025, we entered into a securities purchase agreement with certain investors in a registered direct offering of 552,269 of our Ordinary Shares at a purchase price of $9.00 per share, for aggregate gross proceeds of approximately $4.97 million. In connection with the registered direct offering, we agreed to pay Aegis Capital Corp. a financial advisory fee of $250,000. The registered direct offering closed on December 5, 2025.

On April 7, 2026, we entered into a securities purchase agreement for the purchase and sale of 87,777 of our Ordinary Shares and 190,000 pre-funded warrants to purchase up to 190,000 Ordinary Shares in a registered direct offering. In a concurrent private placement, we also issued to the same investor a total of 111,111 pre-funded warrants, or the PIPE Pre-Funded Warrants, to purchase up to 111,111 Ordinary Shares and 388,888 ordinary share warrants, or the Ordinary Share Warrants, to purchase up to 388,888 Ordinary Shares. The PIPE Pre-Funded Warrants are exercisable immediately (subject to registration) at an exercise price of $0.00001 per Ordinary Share, subject to adjustment as set forth therein, and will not expire until exercised in full. The PIPE Pre-Funded Warrants may be exercised on a cashless basis. The Ordinary Share Warrants are exercisable upon issuance at an exercise price of $9.00 per Ordinary Share and will expire 5 years from the issuance date.

The privately placed securities above were offered and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder since, among other things, the transactions did not involve a public offering and the securities were acquired for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 8. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 9. Undertakings.

a.	The undersigned registrant hereby undertakes:

1.	That, for the purpose of determining liability under the Securities Act to any purchaser:

i.	If the registrant is relying on Rule 430B:

A.	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date and underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

ii.	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

2.	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6 hereof, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

c.	The undersigned registrant hereby undertakes:

1.	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

2.	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

EXHIBIT NUMBER	EXHIBIT DESCRIPTION
3.1	Amended and Restated Articles of Association of the Registrant (filed as Exhibit 1.1 to our Annual Report on Form 20-F as filed with the Securities and Exchange Commission on March 25, 2026, as amended by our Annual Report on Form 20-F/A filed with the Securities and Exchange Commission on March 27, 2026, and incorporated herein by reference).
5.1*	Opinion of Meitar | Law Offices, Israeli counsel to the Registrant, as to the validity of the Ordinary Shares
10.1	Polyrizon Ltd. Amended and Restated Equity Incentive Plan. (filed as Exhibit 99.1 to our Registration Statement on Form S-8 (File No.: 333-284410) as filed with the Securities and Exchange Commission on January 22, 2025, and incorporated herein by reference).
10.2	Form of Indemnification Agreement (filed as Exhibit 10.2 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on October 6, 2022, and incorporated herein by reference).
10.3	Compensation Policy (incorporated by reference to Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, furnished to the Securities and Exchange Commission on March 13, 2025).
10.4	Form of Simple Agreement for Future Equity (filed as Exhibit 10.4 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 10, 2022, and incorporated herein by reference).
10.5^	Collaboration Agreement with Nurexone Biologic Inc. (filed as Exhibit 10.5 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on October 6, 2022, and incorporated herein by reference).
10.6^	Collaboration Agreement with SciSparc Ltd. (filed as Exhibit 10.6 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on October 6, 2022, and incorporated herein by reference).
10.7	Share Purchase Agreement, dated July 15, 2020, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.7 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.8	First Addendum to Share Purchase Agreement, dated December 15, 2021, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.8 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.9	Second Addendum to Share Purchase Agreement, dated December 23, 2021, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.9 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.10	Third Addendum to Share Purchase Agreement, dated November 21, 2023, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.10 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.11	Fourth Addendum to Share Purchase Agreement, dated May 7, 2024, with XYLO TECHNOLOGIES LTD. (filed as Exhibit 10.11 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.12	Share Purchase Agreement dated June 20, 2023 (filed as Exhibit 10.12 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.13	Share Purchase Agreement dated December 19, 2023 (filed as Exhibit 10.13 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).

10.14	Share Purchase Agreement dated May 12, 2024 (filed as Exhibit 10.14 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on May 20, 2024, and incorporated herein by reference).
10.15	License Agreement with SciSparc Ltd. (filed as Exhibit 10.15 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.16	Convertible Loan Agreement between Polyrizon Ltd. and Certain Shareholders dated February 4, 2023 (filed as Exhibit 10.16 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.17	Convertible Loan Agreement between Polyrizon Ltd. and L.I.A Pure Capital Ltd. dated April 10, 2024 (filed as Exhibit 10.17 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.18	Convertible Loan Agreement between Polyrizon Ltd. and L.I.A Pure Capital Ltd. and Reuven Srugo Construction Company Ltd dated August 13, 2024 (filed as Exhibit 10.18 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.19	Form of Warrant (filed as Exhibit 4.1 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on September 9, 2024, and incorporated herein by reference).
10.20	Form of Warrant Agent Agreement (filed as Exhibit 4.2 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.21	Form of Pre-Funded Warrant (filed as Exhibit 4.3 to our Registration Statement on Form F-1 (File No. 333-266745) as filed with the Securities and Exchange Commission on August 14, 2024, and incorporated herein by reference).
10.22	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K furnished to the Securities and Exchange Commission on April 1, 2025, and incorporated herein by reference).
10.23	Form of Series A Warrant (filed as Exhibit 10.2 to Form 6-K furnished to the Securities and Exchange Commission on April 1, 2025, and incorporated herein by reference).
10.24	Form of Pre-Funded Warrant (filed as Exhibit 10.3 to Form 6-K furnished to the Securities and Exchange Commission on April 1, 2025, and incorporated herein by reference).
10.25	Form of Placement Agent Agreement (filed as Exhibit 10.4 to Form 6-K furnished to the Securities and Exchange Commission on April 1, 2025, and incorporated herein by reference).
10.26	Form of Registration Rights Agreement (filed as Exhibit 10.5 to Form 6-K furnished to the Securities and Exchange Commission on April 1, 2025, and incorporated herein by reference).
10.27	Form of Exchange Agreement (filed as Exhibit 10.6 to Form 6-K furnished to the Securities and Exchange Commission on April 1, 2025, and incorporated herein by reference).
10.28	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K furnished to the Securities and Exchange Commission on December 5, 2025, and incorporated herein by reference).
10.29	Form of Securities Purchase Agreement (filed as Exhibit 10.1 to Form 6-K furnished to the Securities and Exchange Commission on April 8, 2026, and incorporated herein by reference).
10.30	Form of Registration Rights Agreement (filed as Exhibit 10.2 to Form 6-K furnished to the Securities and Exchange Commission on April 8, 2026, and incorporated herein by reference).
10.31	Form of Placement Agent Agreement (filed as Exhibit 10.4 to Form 6-K furnished to the Securities and Exchange Commission on April 8, 2026, and incorporated herein by reference).
10.32	Form of PIPE Pre-Funded Warrant (filed as Exhibit 10.5 to Form 6-K furnished to the Securities and Exchange Commission on April 8, 2026, and incorporated herein by reference).
10.33	Form of PIPE Common Warrant (filed as Exhibit 10.6 to Form 6-K furnished to the Securities and Exchange Commission on April 8, 2026, and incorporated herein by reference).
23.1*	Consent of Brightman Almagor Zohar & Co., a firm in the Deloitte global network
23.2*	Consent of Meitar | Law Offices (included in Exhibit 5.1)
24.1*	Power of Attorney
107*	Filing Fee Table

*	Filed herewith.

^	Portions of this exhibit (indicated by asterisks) have been omitted under rules of the U.S. Securities and Exchange Commission permitting the confidential treatment of select information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raanana, Israel on April 23, 2026.

POLYRIZON LTD.

By:	/s/ Tomer Izraeli
Tomer Izraeli, Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Polyrizon Ltd. hereby constitute and appoint Tomer Izraeli and Nir Ben Yosef with full power of substitution, our true and lawful attorney-in-fact and agent to take any actions to enable the Company to comply with the Securities Act, and any rules, regulations and requirements of the SEC, in connection with this Registration Statement on Form F-1, including the power and authority to sign for us in our names in the capacities indicated below any and all further amendments to this registration statement and any other registration statement filed pursuant to the provisions of Rule 462 under the Securities Act.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tomer Izraeli	Chief Executive Officer, Director	April 23, 2026
Tomer Izraeli	(Principal Executive Officer)

/s/ Nir Ben Yosef	Chief Financial Officer	April 23, 2026
Nir Ben Yosef	(Principal Financial and Accounting Officer)

/s/ Oz Adler	Chairman of the Board of Directors	April 23, 2026
Oz Adler

/s/ Asaf Itzhaik	Director	April 23, 2026
Asaf Itzhaik

/s/ Liat Sidi	Director	April 23, 2026
Liat Sidi

/s/ Yehonatan Zalman Vinokur	Director	April 23, 2026
Yehonatan Zalman Vinokur

/s/ Liron Carmel	Director	April 23, 2026
Liron Carmel

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Polyrizon Ltd., has signed this Registration Statement on this April 23, 2026.

Puglisi & Associates

Authorized U.S. Representative

/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director